Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Paul Warburg
Central Garden & Pet
925.948.3686

CENTRAL GARDEN & PET ANNOUNCES PRELIMINARY FISCAL 2005 RESULTS AND 2006 GUIDANCE

Accelerates Achieving a 10% Operating Income Margin Goal to 2008

Implementing $7 million Operating Profit Acceleration Program

WALNUT CREEK, CALIFORNIA, November 8, 2005 – Central Garden & Pet Company (NASDAQ: CENT) today announced its guidance for the fiscal year ending September 30, 2006.

Net sales for fiscal year 2006 are projected to be between $1.45 billion and $1.47 billion, an increase of approximately 5-6% when compared with fiscal year 2005. Operating income is expected to be between $120 million and $123 million. Net income is expected to be between $65 million and $67 million, an increase of approximately 22% when compared with fiscal year 2005. Earnings per fully diluted share is expected to be between $2.90 and $3.00. These projected results do not include costs associated with its profit acceleration program of approximately 10-12 cents in fiscal 2006 or the impact from any future acquisitions.

The Company projects fiscal 2005 fully diluted earnings per share to be approximately $2.50 and sales of approximately $1.38 billion. Operating income is expected to be approximately $100 million. The fiscal 2005 estimates are preliminary and subject to final review and certification by the Company’s external auditors. The Company is scheduled to release fiscal fourth quarter and full-year results in early December, 2005.

“We are committed to accelerating growth and profitability,” commented Glenn Novotny, President and Chief Executive Officer of Central Garden and Pet. “We are implementing a profit acceleration program by stepping up activities to support growth, improve margins, and reduce costs to achieve our near-term goal of a 10% operating margin by 2008.”

The profit acceleration program is expected to generate annualized benefits of in excess of $7 million in operating profit starting in fiscal 2007. The program will cost approximately $4

-more-

million, net of benefits in 2006, related to consolidation within both its Garden and Pet business segments, or 10-12 cents per fully diluted share.

Mr. Novotny concluded: “We have reached a stage in our business growth where it makes sense to accelerate the streamlining of our brands and business units to support future growth plans. We expect our 2006 initiatives to further strengthen our brands, improve our customer relationships, enhance our new product development activities and create a leaner organization that will generate greater returns for our shareholders.”

The Company will discuss its full year fiscal 2006 guidance on a conference call today at 4:30 p.m. EST. The conference call will be simultaneously broadcast over the Internet through Central’s website, http://www.central.com/. To listen to the webcast, please log on to the website prior to the scheduled call time to register and download any necessary audio software.

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the pet and lawn and garden supplies markets. Our pet products include pet bird and small animal food, aquarium products, flea, tick, mosquito and other pest control products, edible bones, cages, carriers, pet books, and other dog, cat, reptile and small animal products. These products are sold under a number of brand names, including Kaytee, Super Pet, All-Glass Aquarium, Oceanic, Kent Marine, Energy Savers Unlimited, Zodiac, Pre-Strike, Altosid, Nylabone, TFH, Four Paws and Interpet. Our lawn and garden products include grass seed, wild bird food, weed and insect control products, decorative outdoor patio products and ant control products. These products are sold under a number of brand names, including Pennington, Norcal Pottery, New England Pottery, GKI/Bethlehem Lighting, Lilly Miller, Matthews Four Seasons, Cedar Works, AMDRO, Grant’s, Sevin and Over’n Out. For additional information on Central Garden & Pet, including access to the Company’s SEC filings, please visit the Company’s website at http://www.central.com/.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including future earnings guidance, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in the Company’s Securities and Exchange Commission filings including, without limitation, the resolution of litigation between the Company and Hebert Axelrod. Central undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

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